EXHIBIT 99.1

NEWS RELEASE	Contact: James G. Reynolds
949-221-0600/888-604-1990

HEALTH CARE PROPERTY INVESTORS ANNOUNCES PRICING OF PREFERRED STOCK OFFERING

Newport Beach, Calif. – August 14, 2003—Health Care Property Investors, Inc. (NYSE:HCP) today announced that it has priced an offering of 3,600,000 shares of its 7.25% Series E Cumulative Redeemable Preferred Stock at $25.00 per share, raising gross proceeds of $90 million. Closing of the offering is expected on September 15, 2003. The Series E preferred stock has no stated maturity and may be redeemed at the company’s option on or after September 15, 2008.

Merrill Lynch & Co. acted as the book running manager for the offering and Goldman, Sachs & Co., Legg Mason Wood Walker Incorporated, UBS Investment Bank, Wachovia Securities, Banc of America Securities LLC, BNY Capital Markets, Inc., McDonald Investments Inc. and Wells Fargo Securities, LLC served as co-managers. A copy of the prospectus and related prospectus supplement for the offering may be obtained, when available, from Merrill Lynch & Co., World Financial Center, North Tower, 10th Floor, New York, New York 10281.

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Health Care Property Investors is a self-administered equity real estate investment trust (REIT) that invests directly or through joint ventures in health-care facilities. As of June 30, 2003, the company’s portfolio of 448 properties in 44 states consisted of 31 hospitals, 175 long-term care facilities, 126 retirement and assisted living facilities, 85 medical office buildings and 31 other health care facilities.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of the Series E Cumulative Redeemable Preferred Stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Statements in this news release that are not historical may contain forward-looking statements. These statements relate to the company’s closing of the offering, anticipated proceeds from the offering and expected redemption of preferred stock. Forward-looking statements are subject to risks and uncertainties, and may differ from actual results. Factors that could cause actual results to differ from forward-looking statements include customary conditions to closing the offering that need to be satisfied and execution risks relating to the redemption of preferred stock.